Exhibit 99.2

SUMMARY

      As used in this Form 8-K, unless the context otherwise requires (1) “Fedders”, “we”, “our”, “ours” and “us” refer to Fedders Corporation and its subsidiaries, (2) “Fedders North America” refers to Fedders North America, Inc., the issuer of the notes and a wholly owned subsidiary of Fedders Corporation, and its subsidiaries and (3) “Fedders International” refers to Fedders International, Inc., a wholly owned subsidiary of Fedders, and its subsidiaries. Fedders conducts its international operations primarily through Fedders International. Unless otherwise noted, all references in this offering circular, including financial information, assume the consummation of the reorganization discussed below. Fedders’ fiscal year end through the 2003 fiscal year was August 31. However, on August 26, 2003, Fedders’ board of directors decided to change its fiscal year end from August 31 to December 31, effective in the 2004 fiscal year.

Fedders Corporation

      We are a leading global producer and marketer of air treatment products for the residential, commercial and industrial markets. Our products include room air conditioners, central air conditioners, dehumidifiers, humidifiers, air cleaners and thermal technology products. We believe our Heating, Ventilation, Air Conditioning and Refrigeration (“HVACR”) segment is the largest supplier of room air conditioners and dehumidifiers in North America, with over 30% market share for each product. Our HVACR segment also manufactures central air conditioning, humidification and air cleaning products for the residential and commercial markets. Our Engineered Products segment manufactures air cleaning and humidification systems and thermal technology products for commercial and industrial applications. For the twelve months ended December 31, 2003, we generated net sales of $428.0 million and Adjusted EBITDA (as defined in “— Summary Historical and Pro Forma Consolidated Financial Information”) of $46.9 million. Our shares are traded on the New York Stock Exchange under the symbol “FJC”, and we had a common equity market capitalization of $206.0 million as of February 13, 2004.

      Our position as a low-cost producer of high-quality air treatment products is one of our primary competitive advantages. Since Fedders launched its first joint venture in China in 1995, we have successfully transitioned the majority of our production from the United States to lower cost international locations, including China, India and the Philippines. Fedders International has seven manufacturing facilities in China, including Fedders Shanghai, which we believe is the world’s largest producer of window air conditioners, and is the largest exporter of air conditioners from China. Products manufactured in our international facilities now account for over 75% of our annual production (measured as a percentage of cost of goods sold in Fiscal 2003), and we anticipate that this percentage will increase as we continue to move our remaining high-volume production to overseas facilities.

      We believe that our low-cost international manufacturing base will continue to support our global leadership position in window air conditioners and will facilitate our growth into new geographic markets, such as China and India, and new product markets, such as central air conditioning. With an established manufacturing infrastructure in place and targeted investments in sales and marketing, we believe we have laid the foundation necessary to capture a larger share of the global $37.0 billion air treatment market.

High-Growth International Markets. In addition to our strong North American retail and wholesale distribution networks, our global infrastructure reaches several of the largest and fastest growing air treatment markets in the world, including China and India. Both markets are large — annual sales of room air conditioners exceed ten million units in China and one million units in India — and growing rapidly. In addition, the demand for central air conditioning and industrial air cleaning products is growing rapidly in these markets as their economies modernize. Fedders International recently relocated its headquarters to Shanghai, China to enhance our ability to serve these markets. We have established key distribution relationships in these markets, including Fedders International’s joint venture with Suning Appliance Group, which is a national appliance and electronics company and, we believe, the largest retailer of air conditioners in China. We believe that our strong Asian manufacturing and distribution presence will make China and India cornerstones of our growth over the next several years.

Central Air Conditioner Market. The North American central air conditioner market is more than five times larger than the North American room air conditioner market in terms of dollar value. We are leveraging our low-cost manufacturing capabilities and extensive sales and service networks to further penetrate the $7.0 billion North American central air conditioner market. In addition to the North American market, we believe that our cost-competitive manufacturing capabilities and global sales and service network will allow Fedders to participate in other geographic markets, such as Asia, Europe and South America, as the use of central air conditioning increases in those markets. Fedders International has begun to distribute central air conditioning products in China and other global markets through our existing and new wholesale distribution channels, contractors and original equipment manufacturers (“OEMs”).

Our HVACR Segment

      Our HVACR segment designs, manufactures and distributes room air conditioners, ductless split-system room air conditioners, residential and light commercial central air conditioners and dehumidifiers. Our consumer products are primarily sold through the retail channel and OEMs, and our residential and commercial products are primarily sold through wholesale distributors, contractors and OEMs. Our products are marketed under widely recognized brand names, including “Fedders,” “Maytag,” “Emerson Quiet Kool,” “Trion” and “Eubank”. For the twelve months ended December 31, 2003, our HVACR segment generated net sales of $388.5 million.

      The global HVACR markets in which our HVACR segment products compete have sales in excess of $34.0 billion. These markets include the $4.3 billion window air conditioner market, the $9.3 billion ducted central air conditioner market and the $16.8 billion ductless split-system air conditioner market. In North America, window and through-the-wall units dominate the room air conditioner market. As a result of the addition of new HVACR products, in particular ducted central air conditioning products, we believe we are now positioned to sell our products to a North American market estimated to be over $8.0 billion, compared to the $1.5 billion market we served in 1997. Globally, the market for our HVACR products is growing rapidly. Ductless split systems predominate in the international market for consumer and residential air conditioners, but there is growing interest in ducted central air conditioners. In China, the domestic market for room air conditioners has grown to ten million units annually and is also becoming a growth market for central air conditioners. In India, the domestic market for room air conditioners has grown to one million units annually, and is expected to grow to approximately five million units within five years due to the country’s expanding middle class and government deregulation.

Our Engineered Products Segment

      Our Engineered Products segment designs, manufactures and distributes products for the indoor air quality and thermal technology markets. These products include electronic air cleaners, fan filters, media filters and humidification systems and thermoelectric-based components and equipment. Our Engineered Products are primarily sold through manufacturers’ representatives, distributors and directly to end-users. Our indoor air quality products are marketed under the brand names “Trion,” “Envirco” and “Herrmidifier”, and our thermal technology products are marketed under the “Melcor” brand name. For the twelve months ended December 31, 2003, our Engineered Products segment generated net sales of $39.5 million.

      The products and services of our Engineered Products segment compete in the $2.5 billion global indoor air quality market. This market is growing as a result of industrial expansion primarily in Asia in the semiconductor, electronics and pharmaceutical and medical industries and as a result of the overall growing awareness of indoor air quality issues. For example, China is becoming a high growth market for air treatment products such as fan filter units used in cleanrooms for the semiconductor industry. We expect growth in the North American market from expansion of sales of our high efficiency particulate air (“HEPA”) and ultra low penetration air (“ULPA”) media cleanroom products into the medical and pharmaceutical markets and from retrofits of existing cleanrooms. In the commercial and industrial markets, we expect growth from sales of our electrostatic air cleaners for exhaust systems, electronic filter banks for HVAC systems and from sales of our humidification systems.

Our Competitive Strengths

      We believe that the following strengths differentiate us from our competitors and provide us with significant competitive advantages:

      Leading Market Positions. We have leading market positions and significant market shares in our principal product categories. We are the leading supplier of room air conditioners and dehumidifiers in North America, with approximately a 30% market share in each product. Fedders International is the largest exporter of air conditioners from China, with approximately a 20% share of units exported. Our leading market positions give us the operating scale to support the broad product offerings and comprehensive customer support infrastructure that is required by many of our largest customers. This operating scale allows us to form successful long-term partnerships with many of the world’s largest retailers and distributors of air treatment products. It also provides us with economies of scale in manufacturing and purchasing that we believe give us a significant cost advantage.

      Low-Cost Producer of High Quality Products. Fedders is a low-cost producer of high quality air treatment products due, in part, to Fedders International’s significant Asian manufacturing operations and our continuous cost-reduction programs in product design and manufacturing processes. Since launching our first joint venture in China in 1995, we have successfully transitioned the majority of our production from the United States to our lower cost Asian locations, including China, India and the Philippines. Products manufactured in these Asian facilities now account for over 75% of our annual production (measured as a percentage of cost of goods sold in fiscal 2003). Despite continued price deflation in the room air conditioning products market, our ability to continually lower our costs has allowed us to maintain gross margins in our HVACR segment. We believe that our manufacturing costs can continue to improve as we leverage these strengths across a broader range of products and produce more of our high-volume products overseas.

      All of our domestic and international manufacturing facilities utilize modern manufacturing technologies to produce the highest quality products. All of our principal manufacturing facilities have received the highest level of quality certification (ISO 9000 series) from the International Standards Organization for our quality management systems. Internally, all of our facilities adhere to our single world-wide standard of quality. We believe our ability to maintain our high quality standards has been critical to our ability to maintain and expand our market positions since significantly globalizing our production base.

      Global Sourcing Expertise. We have dedicated substantial resources to the global sourcing of components and raw materials on the most cost-effective basis for over 20 years. Our sourcing operations in China and the United States utilize the expertise of our local employees and agents and the opportunities provided by the Internet, such as reverse auctions, to drive down costs. Our commitment to global sourcing has allowed us to assemble a wide range of global suppliers that provides us with great flexibility in sourcing high quality, highly cost competitive components and materials for our products. We believe these collective efforts have complemented improvements in our manufacturing operations to provide us with a significant cost advantage over our competitors.

      Well-Established Consumer and Commercial Brands. We market our products under our well-established brand names, including “Fedders,” “Maytag,” “Emerson Quiet Kool,” “Airtemp,” “Trion,” “Eubank,” “Herrmidifier” and “Envirco”. Our portfolio of brands allows us to market our products under different names through multiple retail and wholesale distribution channels to maximize our customer reach and profitability. In North America, we believe our well-recognized brands have facilitated acceptance of our residential and commercial HVACR products. We believe our Engineered Products brands are also well-recognized and identify us as leaders in the field. In addition, we believe that certain of our recognizable brands help facilitate our penetration of the Chinese, Indian and other international markets.

      Extensive Distribution Network. Our extensive distribution network provides us with access to a broad base of domestic and international customers for our air treatment products. We supply leading distributors of heating, ventilation and air conditioning products and sell directly to leading retailers in North America. We have long standing relationships with several of the leading retailers of air conditioning products in North America due to our ability to provide the required product quantities, product breadth, on-time delivery, inventory management and after-sale customer service.

      We are capitalizing on our North American distribution relationships and expertise to establish leading distribution networks in our targeted high growth international markets. Fedders International has established a joint venture with the Suning Appliance Group, which we believe is the largest retailer of air conditioners in China, and has also developed a rapidly growing distribution base for all of our products in China. We are also working with our global distribution partners as they expand into China. In addition, Fedders International has established sales offices in Delhi, Chandigarh and Mumbai, India, three of the country’s largest air conditioner markets. We believe that our ability to access and service these key distribution channels will allow us to maintain our global leadership in window air conditioning and expand sales of all of our products.

Our Strategy

      Our strategic initiatives are designed to grow our market share and maximize our financial performance. These initiatives include:

      Maintain and Expand Core Business Operations. As a leading supplier of room air conditioners and dehumidifiers in North America and, through Fedders International, as the largest exporter of air conditioners from China, we are a market leader in the $4.3 billion global window air conditioner market. Our global manufacturing and distribution base allows us to offer our customers a full line of high quality, low cost room air conditioners and dehumidifiers. We intend to maintain and expand our current leadership position through a continued focus on operational and manufacturing efficiencies and continued product innovation and quality.

      Expand Presence in International High-Growth Markets. We are strategically focused on further increasing our presence in international high-growth markets. With our low cost, global manufacturing infrastructure in place, we have made investments in developing extensive distribution and after-sales service for our products. Fedders International has moved its headquarters to Shanghai, China and has established a sales and service network to penetrate this important market. Through Fedders International, we have established sales and service operations in other key cities throughout China and India and are positioned to participate in these expanding markets. We have focused our efforts on the development of new products to meet the ever-increasing needs of these high-growth international markets. Fedders

International has 66 employees in Asia engaged in research and development and is currently establishing a research and development center in Shanghai, which will be focused on designing new products tailored to capitalize on the specific demands of these markets.

      Capitalize on Growing Central Air Conditioner Market. The $7.0 billion central air conditioner market in North America is more than five times larger than the room air conditioner market in terms of dollar value. In fiscal 2003, we became the first U.S. air conditioner company to produce central air conditioning products in China for export to North America. We intend to expand our presence in the global central air conditioner market, with products aimed at providing efficient central air conditioning, heating and air treatment to residential and light commercial markets. By leveraging our core competencies, such as our low-cost manufacturing platform, our supply base and our existing sales, service and customer support, we believe we have laid the foundation on which to build our position in this category. We believe that our cost-competitive central air conditioners will allow us to participate in other markets of the world, such as China, Europe and South America, where central air conditioning is becoming more prevalent. Additionally, we believe our enhanced research and development efforts will provide product designs capable of taking advantage of this growing market.

Reorganization

      Prior to the reorganization described below, we had four direct subsidiaries, (i) Fedders North America, (ii) Fedders International, (iii) Fedders Investment Corporation, which through its 60% owned subsidiary, Fedders Xinle Co., Ltd., manufactures air conditioners, and (iv) NYCOR North America, Inc., which through its subsidiaries manufactures and markets air conditioners and thermoelectric devices.

      In connection with the offering of the notes, we are reorganizing our subsidiaries such that those subsidiaries engaged principally in domestic operations, including Eubank Manufacturing Enterprises, Inc., and Melcor Corporation, which are currently subsidiaries of NYCOR North America, Inc., and are engaged in the production and sale of central air conditioning and thermoelectric products, will become direct or indirect subsidiaries of Fedders North America and those subsidiaries engaged principally in international operations, including Fedders Xinle Co. Ltd., will become direct or indirect subsidiaries of Fedders International.

      The reorganization will be consummated at or as soon as reasonably practicable after the closing of the notes offering. In particular:

•	NYCOR North America, Inc. will be merged with Fedders North America;

•	Fedders Investment Corporation will be merged with Fedders International; and

•	subject to obtaining certain required consents, the shares of FNA Mauritius Co., Inc., Fedders Shanghai Co., Ltd., Fedders Indoor Air Quality (Suzhou) Co., Ltd., Xi’an Fedders Dong Fang Air Conditioner Compressor Co., Ltd. and Quanzhou Melcor Hua Yu Thermoelectric Co., Ltd., which are or will be owned either directly or indirectly by Fedders North America, will be distributed to Fedders and contributed by Fedders to the capital of Fedders International. All of these entities will become either direct or indirect subsidiaries of Fedders International.

      Set forth on the following page are summary diagrams of our corporate structure prior to and subsequent to the reorganization.

(1)	This chart shows all of the principal subsidiaries of Fedders and all of the subsidiaries that will be directly affected by the reorganization described above and is not intended to show all of the subsidiaries of Fedders. Unless otherwise noted, Fedders has a 100% interest in each subsidiary shown on this chart.

(2)	Fedders North America will be the issuer of the notes proposed to be offered.

(3)	Fedders will guarantee the notes proposed to be offered.

Summary Historical and Pro Forma Consolidated Financial Information

      The following table sets forth summary consolidated financial data of Fedders as of and for each of the periods indicated. Fedders derived the consolidated financial data as of and for each of the fiscal years in the period ended August 31, 2003 from Fedders’ audited consolidated financial statements. Fedders derived the consolidated financial data as of and for the four months ended December 31, 2002 and 2003 from its unaudited financial statements prepared on a basis consistent with its audited financial statements. The consolidated financial data for the twelve months ended December 31, 2003 have been derived by adding the financial data from Fedders’ historical financial statements for the fiscal year ended August 31, 2003 to the financial data from Fedders’ historical financial statements for the four month period ended December 31, 2003 and subtracting the financial data from Fedders’ historical financial statements for the four months ended December 31, 2002. This information is only a summary.

						Twelve
				Four Months Ended		Months
	Fiscal Year Ended August 31,			December 31,		Ended
						December 31,
	2001	2002	2003	2002	2003	2003

	(Dollars in thousands)
Statement of Operations Data:
Net sales	$405,697	$373,702	$421,703	$49,303	$55,554	$427,954
Cost of sales(1)	336,997	290,652	328,835	40,332	48,253	336,756

Gross profit	68,700	83,050	92,868	8,971	7,301	91,198
Selling, general and administrative expense(1)	74,798	63,108	61,904	18,654	23,508	66,758
Restructuring and other charges (credits)(1)	8,947	(397)	(115)	—	(638)	(753)

Operating (loss) income	(15,045)	20,339	31,079	(9,683)	(15,569)	25,193
Interest expense, net	(17,845)	(18,617)	(18,546)	(5,964)	(6,003)	(18,585)
Other (expense) income	(373)	1,254	487	(425)	(1,090)	(178)

(Loss) income before income taxes and cumulative effect of a change in accounting principle	(33,263)	2,976	13,020	(16,072)	(22,662)	6,430
(Benefit) provision for income taxes	(10,810)	(5,033)	4,224	(5,222)	(7,361)	2,085

(Loss) income before cumulative effect of a change in accounting principle	(22,453)	8,009	8,796	(10,850)	(15,301)	4,345
Cumulative effect of a change in accounting principle(2)	—	—	11,906	11,906	—	—

Net (loss) income	(22,453)	8,009	(3,110)	(22,756)	(15,301)	4,345
Preferred stock dividends	—	—	(618)	—	(484)	(1,102)

Net (loss) income applicable to common stockholders	$(22,453)	$8,009	$(3,728)	$(22,756)	$(15,785)	$3,243

Balance Sheet Data (end of period):
Cash and cash equivalents	$51,192	$67,379	$60,902	$22,819	$22,043	$22,043
Total assets	362,332	366,128	408,929	357,673	416,248	416,248
Long-term debt (including current portion)	168,455	167,131	164,044	165,996	161,744	161,744
Total debt	175,925	176,960	171,564	190,300	192,190	192,190
Total stockholders’ equity(3)	73,014	77,818	74,928	54,211	62,950	62,950

						Twelve
				Four Months Ended		Months
	Fiscal Year Ended August 31,			December 31,		Ended
						December 31,
	2001	2002	2003	2002	2003	2003

	(Dollars in thousands)
Other Financial Data:
EBITDA(4)	$13	$36,423	$41,109	$(7,037)	$(13,246)	$34,900
Adjusted EBITDA(4)	25,663	36,037	46,997	(7,376)	(7,438)	46,935
Depreciation and amortization(5)	15,431	14,830	9,543	3,071	3,413	9,885
Capital expenditures	10,773	7,846	7,271	2,947	2,116	6,440
Net cash provided by (used in) operating activities	5,919	34,134	5,617	(52,984)	(58,232)	369
Net cash (used in) provided by investing activities	(30,327)	(14,564)	(7,368)	(2,932)	(555)	(4,991)
Net cash (used in) provided by financing activities	(11,593)	(3,383)	(4,726)	11,356	19,928	3,846
Pro Forma Supplemental Data(6):
Cash interest expense(7)						$19,148
Ratio of Adjusted EBITDA to cash interest expense						2.45	x
Ratio of total debt to Adjusted EBITDA						4.33	x
Ratio of net debt to Adjusted EBITDA(8)						3.27	x

(1)	Results for the periods presented include the non-recurring charges referenced in note (a) to note (4) below.

(2)	Upon adoption of SFAS No. 142, Fedders was required to perform a transitional goodwill impairment test. The transitional goodwill impairment test was completed during the fourth quarter of fiscal year 2003. As a result, Fedders recognized a non-cash transitional goodwill impairment charge of $11.9 million in its Engineered Products segment, because the projected financial performance of the Engineered Products segment was insufficient to support the related goodwill. As required, the transitional goodwill impairment charge was recorded as a cumulative effect of a change in accounting principle as of September 1, 2002.

(3)	During fiscal 2001, Fedders repurchased shares of Common Stock for a total of $13.2 million, excluding commissions.

On March 26, 2002, Fedders’ stockholders approved a recapitalization plan which became effective the same day. Under the plan, the holder of each share of Common Stock received 1.1 shares of new Common Stock, the holder of each share of Class A Stock received one share of new Common Stock and the holder of each share of Class B Stock received 1.1 shares of new Class B Stock.

In October 2002, Fedders’ Board of Directors approved a plan pursuant to which a new class of cumulative preferred stock would be offered to stockholders in exchange for up to 15,000,000 shares of Fedders’ Common Stock, with 0.14 shares of Series A Cumulative Preferred Stock being exchanged for every share of Common Stock. The Series A Cumulative Preferred Stock receives a cumulative annual dividend of $2.15 and has a liquidation preference of $25.00 plus the amount of any accrued and unpaid dividends. The holders of the Series A Cumulative Preferred Stock have no right to vote, except in limited circumstances. The exchange of 2,315,750 shares of Common Stock for 323,947 shares of Series A Cumulative Preferred Stock was completed on December 27, 2002.

On February 14, 2003, Fedders announced an offer to exchange shares of Series A Cumulative Preferred Stock for up to 12,500,000 shares of Fedders’ Common Stock, with 0.14 shares of Preferred Stock being offered in exchange for every share of Common Stock. The exchange of 633,082 shares of Common Stock for 88,276 shares of Series A Cumulative Preferred Stock was completed on March 18, 2003.

On May 16, 2003, Fedders’ Board of Directors authorized the distribution of transferable rights to Fedders’ Common and Class B stockholders. Stockholders received one right for every ten shares of Common Stock and Class B Stock they held as of July 1, 2003. Each transferable right represented the right to purchase one share of Fedders’ Series A Cumulative Preferred Stock at the subscription price of $23.70, until the expiration date of August 12, 2003. At the expiration of the offering on August 12, 2003, 262,316 rights had been subscribed.

(4)	EBITDA is defined as net income (loss) plus the cumulative effect of a change in accounting principle, provision (benefit) for income taxes, interest expense, net, and depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted for restructuring charges and other non-recurring items as set forth in the following table. EBITDA and Adjusted EBITDA are presented herein because we believe they are useful supplements to net income (loss) and net cash provided by (used in) operating activities in understanding cash flows generated by operations that are available for debt service and capital expenditures and in evaluating the operating performance of our company as a whole. However, EBITDA and Adjusted EBITDA do not represent net income (loss) or net cash provided by (used in) operating activities as defined by generally accepted accounting principles. Accordingly, EBITDA and Adjusted EBITDA should not be construed as alternatives to net cash provided by operating activities, net income (loss) or other measures determined in accordance with generally accepted accounting principles as an indication of our operating performance or as a measure of our liquidity. Moreover, EBITDA and Adjusted EBITDA do not necessarily indicate whether cash flows will be sufficient to fund cash needs, including debt service, and such measures as presented herein may differ from and may not be comparable to similarly titled measures used by other companies. Our presentation of EBITDA and Adjusted EBITDA may not comply with SEC guidelines related to non-GAAP financial measures that will be applicable to the shelf registration or exchange offer registration statement to be filed with respect to the notes. See “SEC Review.” EBITDA and Adjusted EBITDA are reconciled to net cash provided by operating activities as set forth below.

						Twelve
				Four Months Ended		Months
	Fiscal Year Ended August 31,			December 31,		Ended
						December 31,
	2001	2002	2003	2002	2003	2003

	(Dollars in thousands)
Net (loss) income	$(22,453)	$8,009	$(3,110)	$(22,756)	$(15,301)	$4,345
Add cumulative effect of a change in accounting principle	—	—	11,906	11,906	—	—
Add (benefit) provision for income taxes	(10,810)	(5,033)	4,224	(5,222)	(7,361)	2,085
Add interest expense, net	17,845	18,617	18,546	5,964	6,003	18,585
Add depreciation and amortization	15,431	14,830	9,543	3,071	3,413	9,885

EBITDA	13	36,423	41,109	(7,037)	(13,246)	34,900
Adjustments for restructuring charges (credits) and other non-recurring items(a)	25,650	(386)	5,888	(339)	5,808	12,035

Adjusted EBITDA	25,663	36,037	46,997	(7,376)	(7,438)	46,935
Interest expense, net	(17,845)	(18,617)	(18,546)	(5,964)	(6,003)	(18,585)
Current tax benefit (expense)	4,860	11,789	117	5,235	7,363	2,245
Changes in working capital	(6,881)	7,030	(22,557)	(45,291)	(53,509)	(30,775)
Cash restructuring charges	(172)	(1,392)	(408)	(114)	—	(294)
Other non-cash items	294	(713)	14	526	1,355	843

Net cash provided by (used in) operating activities	$5,919	$34,134	$5,617	$(52,984)	$(58,232)	$369

(a)	For the four months ended December 31, 2003, Adjusted EBITDA excludes non-recurring costs of approximately $1.6 million associated with the closing of our air conditioner plant in Georgia and consolidation of the production of commercial air conditioners at our plant in Texas, start-up and transition costs of approximately $1.0 million associated with the transfer of production of additional high volume products from the U.S. to China, a non-cash compensation expense of $2.3 million due to the variable accounting treatment associated with the value of re-priced stock options to reflect the increase in the market price of Fedders’ stock during that period, a $1.6 million charge to account for the tax gross-up upon the expiration of restrictions on stock granted pursuant to an employment agreement in October 1997 and a $0.6 million gain on the sale of our interest in a joint venture.

For fiscal 2003, Adjusted EBITDA excludes non-recurring costs of approximately $4.0 million associated with the movement of production of residential central air conditioners from Texas to China and commercial air conditioners from Georgia to Texas, $1.0 million associated with the transfer of production of compressors and industrial air cleaners from the U.S. to China, $0.7 million of asset impairment charges and $0.1 million of non-cash compensation expense due to the variable accounting treatment associated with the value of re-priced stock options to reflect the increase in the market price of Fedders’ stock during that period.

For the four months ended December 31, 2002, Adjusted EBITDA excludes $0.3 million of non-cash income due to the variable accounting treatment associated with the value of re-priced stock options to reflect a decrease in the market price of Fedders’ stock during that period.

For fiscal 2002, Adjusted EBITDA excludes a $0.4 million asset impairment, employee severance and other restructuring credit, $0.4 million of operating losses incurred at the Tennessee and Maryland facilities subsequent to the announcement that production at these facilities would cease and $0.3 million of non-cash income to reduce the compensation accrual due to the variable accounting treatment associated with the value of re-priced stock options to reflect the increase in the market price of Fedders’ stock during that period.

For fiscal 2001, Adjusted EBITDA excludes $8.9 million of asset impairment, employee severance and other restructuring charges, $4.0 million of one-time inventory charges, a $7.6 million deferred compensation charge relating to the retirement of an officer of Fedders, an additional $2.3 million of other non-recurring inventory write-offs, $1.4 million of operating losses incurred at the Tennessee and Maryland facilities subsequent to the announcement that production at these facilities would cease, a $0.7 million non-cash compensation expense due to the variable accounting treatment associated with the value of re-priced stock options to reflect the increase in the market price of Fedders’ stock during that period and $0.7 million of other one-time charges.

(5)	In accordance with SFAS No. 142, beginning September 1, 2002, Fedders no longer amortizes goodwill. Goodwill amortization expense was $3.0 million and $2.7 million in fiscal years 2002 and 2001, respectively.

(6)	The unaudited pro forma amounts include adjustments which give effect to this offering and the Rights Offering as though each had occurred on January 1, 2003 (for statement of operations data) and as of December 31, 2003 (for balance sheet data).

(7)	Cash interest expense represents interest expense, as defined by generally accepted accounting principles, of $20.9 million for the twelve month period ended December 31, 2003, excluding amortization of deferred financing costs and debt discount of $1.8 million for such period.

(8)	Net debt is defined as total debt less cash and cash equivalents at period end.

Fedders North America

      The following table shows summary financial information of Fedders North America, which has been derived from the supplemental condensed consolidating financial statements appearing in note 16 to the Fedders audited consolidated financial statements and note 14 to the Fedders unaudited interim consolidated financial statements appearing elsewhere. You should read this table together with those financial statements. Unless otherwise stated herein, note references in the following table are to the notes preceding this table.

						Twelve
				Four Months Ended		Months
	Fiscal Year Ended August 31,			December 31,		Ended
						December 31,
	2001	2002	2003	2002	2003	2003

	(Dollars in thousands)
Statement of Operations Data:
Net sales	$356,727	$337,293	$382,228	$41,868	$44,481	$384,841
Gross profit	54,858	65,205	67,654	3,003	(843)	63,808
Restructuring expense(1)	8,947	(397)	(115)	—	—	(115)
Operating (loss) income	(611)	21,507	25,930	(9,438)	(12,984)	22,384
Interest expense, net	(17,599)	(16,653)	(16,010)	(5,576)	(5,236)	(15,670)
Other Data:
EBITDA(A)	$10,179	$33,895	$32,175	$(7,534)	$(10,499)	$29,210
Adjusted EBITDA(A)(B)	27,520	33,848	37,916	(7,534)	(8,431)	37,019
Capital expenditures	7,347	3,410	3,142	1,213	814	2,048
Balance Sheet Data (end of period):
Cash and cash equivalents	$44,940	$64,502	$53,731	$17,426	$13,657	$13,657
Total assets	262,066	262,086	273,831	219,829	266,504	266,504
Long-term debt (including current portion)	161,144	161,666	160,204	161,037	158,473	158,473
Total debt	161,144	161,666	160,204	161,037	158,473	158,473
Total stockholders’ equity	26,249	29,837	23,960	7,956	(4,908)	(4,908)
Pro Forma Supplemental Data(6):
Cash interest expense(7)						$16,039
Ratio of Adjusted EBITDA to cash interest expense						2.31	x
Ratio of total debt to Adjusted EBITDA						4.58	x
Ratio of net debt to Adjusted EBITDA(8)						4.22	x

(A)	EBITDA and Adjusted EBITDA are defined as set forth in note 4 above. EBITDA and Adjusted EBITDA are reconciled to net cash provided by operating activities as set forth below.

Net (loss) income	$(12,436)	$3,365	$(5,073)	$(21,880)	$(12,196)	$4,611
Add cumulative effect of a change in accounting principle	—	—	11,906	11,906	—	—
Add (benefit) provision for income taxes	(5,987)	1,622	2,863	(4,966)	(6,023)	1,806
Add interest expense, net	17,599	16,653	16,010	5,576	5,236	15,670
Add depreciation and amortization	11,003	12,255	6,469	1,830	2,484	7,123

EBITDA	10,179	33,895	32,175	(7,534)	(10,499)	29,210
Adjustments for restructuring charges (credits) and other non-recurring items(B)	17,341	(47)	5,741	—	2,068	7,809

Adjusted EBITDA(B)	27,520	33,848	37,916	(7,534)	(8,431)	37,019
Interest expense, net	(17,599)	(16,653)	(16,010)	(5,576)	(5,236)	(15,670)
Current tax benefit (expense)	6,062	(1,622)	(2,863)	4,966	5,860	(1,969)
Changes in working capital	(21,181)	6,335	(22,162)	(34,931)	(56,875)	(44,106)
Cash restructuring charges	(172)	(1,392)	(408)	(114)	—	(294)

Net cash provided by operating activities	$(5,370)	$20,516	$(3,527)	$(43,189)	$(64,808)	$(25,146)

(B)	For the four months ended December 31, 2003, Adjusted EBITDA excludes non-recurring costs of approximately $1.6 million associated with the closing of our air conditioner plant in Georgia and consolidation of the production of commercial air conditioners at our plant in Texas, and start-up and transition costs of approximately $0.5 million associated with the transfer of production of additional high volume products from the U.S. to China.

For fiscal 2003, Adjusted EBITDA excludes non-recurring costs of approximately $4.0 million associated with the movement of production of residential central air conditioners from Texas to China and commercial air conditioners from Georgia to Texas, $1.0 million associated with the transfer of production of compressors and industrial air cleaners from the U.S. to China and $0.7 million of asset impairment charges.

For fiscal 2001, Adjusted EBITDA excludes $8.9 million of asset impairment, employee severance and other restructuring charges, $4.0 million of one-time inventory charges, an additional $2.3 million of non-recurring inventory write-offs, $1.4 million of operating losses incurred at the Tennessee and Maryland facilities subsequent to the announcement that production at these facilities would cease and $0.7 million of other one-time charges.

CAPITALIZATION

      The following table sets forth Fedders’ capitalization as of December 31, 2003 on an actual basis and on an as adjusted basis to give effect to the Rights Offering that was completed on January 16, 2004 and the proposed offering of notes and the application of the net proceeds therefrom, assuming such transactions occurred on December 31, 2003.

	As of December 31, 2003

			As Further
		As Adjusted	Adjusted
		for the	for this
	Actual	Rights Offering	Offering

	(Dollars in thousands)
Cash and cash equivalents	$22,043	$50,117	$50,117

Revolving credit facility(a)	—	—	—
Short-term notes(b)	$30,446	$30,446	$30,446
Long-term debt (including current portion):
Fedders Koppel promissory note(c)	1,821	1,821	1,821
1% promissory note payable to the state of Illinois(d)	1,655	1,655	1,655
Trion Industrial Revenue Bond(d)(e)	3,200	3,200	3,200
Eubank Manufacturing Enterprises, Inc. promissory note(d)(f)	510	510	510
Eubank Manufacturing Enterprises, Inc. mortgage(d)(g)	925	925	925
Melcor State of New Jersey Economic Development bond(d)(h)	863	863	863
Capital lease obligations(i)	4,019	4,019	4,019
% senior subordinated notes due 2014 hereby offered(d)	—	—	160,000
9 3/8% senior subordinated notes due 2007, net of $1.3 million discount(d)	148,751	148,751	—

Total long-term debt (including current portion)	161,744	161,744	172,993
Total debt	192,190	192,190	203,439
Total stockholders’ equity(j)	62,950	91,024	91,024

Total capitalization	$255,140	$283,214	$294,463

(a)	Fedders North America’s revolving credit facility provides for up to $100 million of borrowings. As of December 31, 2003, Fedders North America had no borrowings outstanding under its revolving credit facility. Actual availability under the revolving credit facility is subject to a borrowing base calculation. Borrowings under the revolving credit facility are used for working capital and general corporate purposes.

(b)	Fedders utilizes various short-term borrowing facilities to support production in China. The current notes bear interest ranging from 2.63% to 5.84% and expire no later than September, 2004.

(c)	The Fedders Koppel promissory note is payable to a Philippines bank and bears interest at PHIBOR plus 3%. The note is guaranteed by Fedders.

(d)	These items of indebtedness represent obligations of Fedders North America and its continuing subsidiaries.

(e)	The Trion Industrial Revenue Bond is due in November 2011 and bears interest at a variable rate which fluctuates in accordance with the Bond Market Association Index. This bond is collateralized by Trion’s Sanford, North Carolina facility, including real property and equipment.

(f)	The Eubank Manufacturing Enterprises, Inc. promissory note is due to Flag Bank and has a variable rate of interest, payable at the prime rate. The promissory note is collateralized by certain real property and equipment.

(g)	In June 2003, Eubank Manufacturing Enterprises, Inc. refinanced its mortgage with Bank One. This loan has an interest rate of 4.25% and is collateralized by a mortgage on Eubank’s facility.

(h)	The loan from the New Jersey Economic Development Corporation to Melcor Corporation has an interest rate of 6.6% and is collateralized by Melcor’s facility and certain equipment.

(i)	Of the total capital lease obligations, $2.4 million represents obligations of Fedders North America and its continuing subsidiaries and $1.6 million represents obligations of the non-guarantor subsidiaries of Fedders.

(j)	Adjusted amounts include 1,195,092 shares of our Series A Cumulative Preferred Stock purchased pursuant to the Rights Offering. Net proceeds from the Rights Offering were approximately $28.0 million.